Exhibit 14.0

Community Financial Shares, Inc.

Community Bank-Wheaton/Glen Ellyn

Code of Business Conduct and Ethics

1.	General Policy Statement

Community Financial Shares, Inc. has established this Code of Business Conduct and Ethics (the “Code”) to provide all employees, officers and directors of the Company and its subsidiaries with general guidance in fulfilling their ethical responsibilities to the Company. The two main principles that are expressed throughout this Code, and that are the major tenets of all ethical conduct for employees, officers and directors of the Company are:

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respect for and compliance with the laws, rules and regulations of the United States, and the states, counties, cities and other jurisdictions, in which the Company conducts its business as well as all other laws, rules and regulations that are applicable to the Company and

•	loyalty to the interests of the Company’s stockholders.

These principles require that employees, officers and directors of the Company act in a manner that will ensure:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

avoidance of conflicts of interest, including disclosure to an appropriate person or person identified in this Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations; and

•	prompt internal reporting of violations of this Code to an appropriate person or persons.

This Code does not summarize or address all ethical questions or specific situations that might arise. Rather, it is designed to provide employees, officers and directors with general guidance on their ethical obligations in the performance of their duties to the Company. Employees, officers and directors should consult with the President/Chief Executive Officer of the Company for more information on issues not addressed in this Code. Please note that all references to the “Company” include Community Financial Shares, Inc. and Community Bank Wheaton/Glen Ellyn.

2.	Real and Apparent Conflicts Of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests and maintain their independent judgment in the conduct of the Company’s business. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her duties objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members and companies or other organizations in which they have an interest, either financial or otherwise, may create conflicts of interest, unless, however, such arrangements are made in compliance with the rules and regulations of the relevant banking regulatory agencies covering insider loans.

Conflicts of interest are prohibited as a matter of Company policy. Employees, officers and directors who become aware of a conflict or the appearance of a conflict should immediately present the situation to his or her immediate supervisor or to the President/Chief Executive Officer of the Company, as the situation merits. Some examples of a conflict of interest include:

•	owning a material financial interest in a competitor of the Company or an entity that does business or seeks to do business with the Company;

•	being employed by, performing services for, serving as an officer if, or serving on the board of directors of any such entity;

•	making an investment that could compromise one’s ability to perform his or her duties to the Company; or

•	having an immediate family member who engages in any of the activities identified above.

Employees, officers and directors should not seek or accept for their own benefit or for the benefit of any immediate family member, any favors, preferential treatment, special benefits, special documents, gifts or other consideration as a result of their association with the Company or any company that does business with the Company, except lose usual and normal benefits directly provided by the Company or any such entities. The foregoing, however, does not prohibit the receipt of gifts of nominal value.

3.	Corporate Opportunities

Employees, officers and directors are prohibited from:

•	taking for themselves personally opportunities that properly belong to the Company or that are discovered through the use of corporate property, information or position;

•	using corporate property, information or position for personal gain; or

•	competing with the Company.

4.	Confidentiality

Employees, officers and directors of the Company must not disclose any confidential information entrusted to them by the Company, a customer of the Company or any other party that the Company does business with, to any third party, except when disclosure is authorized by the President/Chief Executive Officer of the Company or required by laws, regulations or legal proceedings. Such information includes, among other things, customer information, information relating to proposed, ongoing or completed transactions of the Company, trade secrets, confidential financial information of the Company and business plans. Whenever feasible, employees, officers and directors should consult with the President/Chief Executive Officer of the Company if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5.	Insider Trading

Securities laws and regulations prohibit the misuse of material non-public information when purchasing, selling or recommending securities. Employees, officers and directors must comply with these regulations. The use of insider information for personal gain is strictly prohibited. In addition, the dissemination of insider information which may prove financially beneficial to others is also prohibited.

6.	Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. Employees, officers and directors should not take unfair advantage of any other party through fraud, manipulation, concealment, abuse of privileged information, misrepresentation or omission of material facts or any other unfair practices.

7.	Protection And Proper Use Of Company Assets

All employees, officers and directors should protect and safeguard from harm the Company’s assets. Theft, misappropriation or destruction of the Company’s assets are in direct violation of the Company’s obligations to the Company’s stockholders. Employees, officers and directors of the Company should only use the Company’s assets for legitimate business purposes.

8.	Financial Reporting and Compliance with Controls

Employees, officers and directors must comply with all financial reporting and other regulatory requirements applicable to the Company. All business transactions must be reported and disclosed in a manner consistent with generally accepted accounting principles of the United States. All employees, officers and directors must cooperate with and assist the Company’s internal and independent auditors in the performance of their duties to the Company and must comply with all internal control procedures established by the Company for the safeguarding of assets and proper reporting and disclosure of financial information.

It is of critical importance that the Company comply with all of its regulatory disclosure obligations. Filings by the Company with the Securities and Exchange Commission and other regulatory bodies must be accurate and timely. Depending on his or her position with the Company, an employee, officer or director may be called upon to provide necessary information to ensure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

9.	Reporting Accounting Errors or Improprieties

Employees, officers and directors must comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, including a failure to comply with internal controls of the Company or to cooperate with the Company’s internal or independent auditors, then he or she should submit those concerns or complaints to the Audit Committee of the board of directors.

10.	Reporting Illegal Or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and about the appropriate ethical conduct in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should contact their supervisor or superiors. If they do not believe it appropriate, or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the President/Chief Executive Officer of the Company or the Audit Committee Chairperson of the board of directors of the Company. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

11.	General Conduct Prejudicial to the Company

Directors, officers and employees shall not engage in criminal, infamous, dishonest or notoriously disgraceful conduct, or other conduct prejudicial to the Company.

12.	Discipline

Any officer or employee who violates this Code will be subject to disciplinary action, up to and including termination from the Company.

13.	No Retaliation

The Company will not permit retaliation of any kind by, or on behalf of, the Company by any of its employees, officers or directors against any individual reporting violations of this Code in good faith.

July 19, 2005

ACKNOWLEDGEMENT OF RECEIPT OF THE CODE OF BUSINESS CONDUCT AND ETHICS

I acknowledge receipt of the Community Bank-Wheaton/Glen Ellyn’s Code of Business Conduct and Ethics, and I further acknowledge that I have read, understand and will comply with the requirements of the Code of Business Conduct and Ethics as detailed in the Personnel Policy and Appendix H.

Print Name of Employee

Signature of Employee	Date